EXHIBIT 99.5

PERSONS WHO MAY BE DEEMED IN CONTROL OF
POWER CORPORATION OF CANADA

Set forth below is the (i) name, (ii) principal business address and (iii) citizenship or place of organization of each person who may be deemed, for purposes of this Schedule 13G, to control Power Corporation of Canada.

(i)	Gelco Enterprises Ltd.
(ii)	40 Wellington Row, P.O. Box 6850, Station A, St. Johns, New Brunswick, Canada E2L 453
(iii)	Canada

(i)	Nordex Inc.
(ii)	40 Wellington Row, P.O. Box 6850, Station A, St. Johns, New Brunswick, Canada E2L 453
(iii)	Canada

(i)	Paul G. Desmarais
(ii)	751 Square Victoria, Montreal (Quebec), Canada H2Y 2J3
(iii)	Canada